EXHIBIT 99.(T3)(B2)

CONSTITUTION

OF

NORDIC AVIATION CAPITAL DESIGNATED ACTIVITY COMPANY

(as adopted by special resolution dated 28 March 2021)

COMPANIES ACT 2014

DESIGNATED ACTIVITY COMPANY

CONSTITUTION

OF

Nordic Aviation Capital Designated Activity Company

(the “Company”)

MEMORANDUM OF ASSOCIATION

1	The name of the Company is Nordic Aviation Capital Designated Activity Company.

2	The Company is a designated activity company having the status of a private company limited by shares registered under Part 16 of the Companies Act 2014.

3	The objects for which the Company is established are:

3.1	To carry on the business of being the holding company of the Nordic Aviation Capital Group (and any successor of same).

3.2	To carry on the business of financing and re-financing whether asset backed or not (including, without limitation, financing and re-financing of financial assets), with or without security in whatever currency including, without limitation, financing or re-financing by way of loan, acceptance credits, bonds, commercial paper, euro medium term notes, eurobonds, credit and derivative-linked securities, securitisation, synthetic securitisation, collateralised debt obligations, limited recourse secured note issuance, bank placements, leasing, hire purchase, credit sale, conditional sale, factoring, discounting, note issue facilities and programmes (including credit and derivative-linked), project financing, bond issuances, participation and syndications, assignment, novation, sub-participation or other appropriate methods of finance and to discount mortgage receivables, loan receivables, and lease rentals for persons wherever situated in any currency whatsoever, and to acquire or enter into by purchase, lease, hire or otherwise and to sell or hire or otherwise deal in financial assets or instruments (including, without limitation, debentures, debenture stock, bonds, notes, eurobonds, credit default, interest rate, currency or any other type of swaps and hedges (including, without limitation, credit, equity, currency, commodity and interest rate derivatives)) and to do all of the foregoing as principal, agent or broker.

3.3	To carry on the business of purchasing, acquiring, holding, collecting, discounting, entering into, negotiating, managing, selling, disposing of, financing and otherwise trading or dealing directly or indirectly in any form of assets of whatsoever nature (including, without limitation, real or personal property, mortgages, loans, swaps, securities, instruments or obligations of any nature whatsoever, and financial assets of any nature whatsoever and trade accounts, receivables and book debts of any nature whatsoever as well as any qualifying assets (as such term is defined in section 110(1) of the Taxes Consolidation Act 1997 (as amended)) and any aircraft, aircraft engines, parts and related equipment) and any proceeds arising therefrom or in relation thereto and any participation or interest (whether legal or equitable) therein and any certificates of participation or interest (whether legal or equitable) therein and any agreements in connection therewith.

3.4	To carry on a treasury business including the procurement of short, medium or long term finance or finance of unlimited duration and the provision of financial and investment services and facilities, financial and investment management, advice, assistance, information and lending of every description to such persons or companies upon such terms as may seem expedient.

3.5	To purchase, acquire by any means, hold and create, enter into any arrangement relating to, deal and participate in, underwrite and sell or dispose of by any means, securities, financial and swap instruments and rights of all kinds including, without limitation, foreign currencies, shares, stocks, gilts, equities, debentures, debenture stock, bonds, notes, commercial paper, risk management instruments, money market deposits, money market instruments, investment instruments, loans, credit default swaps or hedges, interest rate swaps or hedges, foreign currency swaps or hedges, caps, collars, floors, options and such other financial and swap instruments and rights and securities as are similar to, or are derivatives of any of the foregoing.

3.6	To carry on business and to act as merchants, financiers, investors (in assets or securities), traders, agents, brokers, commission agents, capitalists, concessionaires and to carry on any other businesses incidental thereto in Ireland or in any other part of the world and whether alone or jointly with others.

3.7	To raise or borrow money on such terms and in such manner as the directors of the Company think fit including, without limitation, by the creation and issue of listed or unlisted notes, bonds, eurobonds, debentures, debt instruments, shares or other securities irrespective of whether the repayment of which or the payment of interest or dividends thereon is referenced or linked to a portfolio of assets, property or revenues in which the Company has a legal or beneficial interest therein and to secure on such terms and in such manner as the directors of the Company think fit, any such indebtedness or obligation of the Company, by mortgage, charge, pledge, assignment, trust or any other means involving the creation of security over all or any part of the undertaking, assets, property and revenues of the Company of whatever kind both present and future.

3.8	To appoint and act through any agents, administrators, contractors or delegates in any part of the world in connection with the undertaking and business of the Company (including, without limitation, in connection with the management, monitoring, servicing, administration, processing and enforcement of the Company’s assets and/or any related security) on such terms and subject to such conditions as the Directors of the Company think fit.

3.9	As an object of the Company and as a pursuit in itself or otherwise, and whether for the purpose of making a profit or avoiding a loss or for any other purpose whatsoever, to engage in currency and interest rate transactions, commodity transactions, credit default swaps, hedges or other financial or other transactions of whatever nature (including, without limitation, any transaction for the purpose of, or capable of being for the purposes of, avoiding, reducing, minimising, hedging against or otherwise managing the risk of any loss, cost, expense or liability arising or which may arise, directly or indirectly, from a change or changes in any interest rate or currency exchange rate or in the price or value of any property, asset, commodity, index or liability or the credit standing of any person or entity or from any other risk or factor affecting the Company’s undertaking and business), including, but not limited to, dealings, whether involving purchases, sales, investments or otherwise, in any credit-default contracts, currency, spot and/or forward exchange rate contracts, forward rate agreements, caps, collars and floors, futures, options, warrants, swaps, and any other credit default, commodity, currency, interest rate or other derivative arrangements and such other instruments as are similar to, or derivatives of, any of the foregoing.

3.10	To act as an investment holding company and to co-ordinate the business of any companies in which the Company is for the time being interested and to acquire (whether by original subscription, tender, purchase, exchange or otherwise) the whole of or any part of the stock, shares, debentures, debenture stocks, obligations, bills of exchange bonds and other securities issued or guaranteed by a body corporate, unincorporated association or partnership constituted or carrying on business in any part of the world or by any government, sovereign ruler, commissioners, public body or authority or superannuation organisation and to hold the same as investments and to sell, deal in, vary, exchange, carry and dispose of the same.

3.11	To exercise and enforce all rights and powers conferred by or incidental to the ownership, holding or performance of any of the foregoing or of any legal or equitable interest therein including, without limitation, the enforcement of any security interest in relation thereto.

3.12	To carry on all or any of the businesses as aforesaid either as a separate business or as the principal business of the Company and to carry on any other business (whether manufacturing or otherwise) (except the issuing of policies of insurance) which may seem to the Company capable of being conveniently carried on in connection with the above objects or calculated directly or indirectly to enhance the value of or render more profitable any of the Company’s property.

3.13	To issue and allot securities, debentures, (including credit-linked notes) of the Company for cash or in payment or part payment for any real or personal property purchased or otherwise acquired by the Company or any services rendered to the Company or as security for any obligation or amount (even if less than the nominal amount of such securities) or for any other purpose, to purchase in the open market such securities, to hold them, cancel them or reissue them as it sees fit.

3.14	To place money on deposit and to invest any moneys of the Company in such investments and in such manner as may from time to time be determined, and to hold, sell or deal with such investments.

3.15	To subscribe for, take, purchase or otherwise acquire and hold shares or other interests in, or securities of, any other company carrying on any business capable of being carried on so as, directly or indirectly, to benefit this Company.

3.16	To employ the funds of the Company in the development and expansion of the business of the Company and all or any of its subsidiary or associated companies and in any other company whether now existing or hereafter to be formed and engaged in any like business of the Company or of any other industry ancillary thereto or which can conveniently be carried on in connection therewith.

3.17	To lend money to such persons or companies either with or without security and upon such terms as may seem expedient and in particular to customers and others having dealings with the Company and to guarantee and give indemnities in respect of and otherwise secure the performance of contracts by any such persons or companies.

3.18	To guarantee, support or secure, whether by personal covenant (including any indemnity) or by mortgaging or charging all or any part of the undertaking, property and assets (both present and future) and uncalled capital of the Company, or by indemnity or undertaking, or by any one or more of such methods, the performance of the obligations of, and the repayment or payment of the principal amounts of and premiums, interest and dividends on any securities of, indebtedness or obligation of any person, firm or company.

3.19	To make or receive gifts by way of capital contribution or otherwise.

3.20	To secure the payment of money or other performance of financial obligations in such manner as the Company shall think fit, whether or not by the issue of debentures or debenture stock, perpetual or otherwise, charged upon all or any of the Company’s property, present or future, including its uncalled capital.

3.21	To remunerate by cash payments or allotment of shares or securities of the Company credited as fully paid up or otherwise any person or company for services rendered or to be rendered to the Company whether in the conduct or management of its business, or in placing or assisting to place or guaranteeing the placing of any of the shares of the Company’s capital, or any debentures or other securities of the Company or in or about the formation or promotion of the Company.

3.22	To draw, make, accept, indorse, discount, execute and issue promissory notes, bills of exchange, bills of lading, warrants, debentures and other negotiable or transferable instruments.

3.23	To undertake and execute any trusts the undertaking whereof may seem desirable and either gratuitously or otherwise.

3.24	To sell, improve, manage, develop, exchange, lease, mortgage, enfranchise, dispose of, turn to account or otherwise deal with all or any part of the consideration as the Company might think fit. Generally to purchase, take on lease or in exchange or any real and personal property and rights or privileges.

3.25	To give any guarantee in relation to the payment of any debentures, debenture stock, bonds, obligations or securities and to guarantee the payment of interest thereon or of dividends on any stocks or shares of any company.

3.26	To vest any real or personal property, rights or interest acquired or belonging to the Company in any person or company on behalf of or for the benefit of the Company, and with or without any declared trust in favour of the Company.

3.27	To transact or carry on any business which may seem to be capable of being conveniently carried on in connection with any of these objects or calculated directly or indirectly to enhance the value of or facilitate the realisation of or render profitable any of the Company’s property or rights.

3.28	To accept stock or shares in or debentures, mortgages or securities of any other company in payment or part payment for any services rendered or for any sale made to or debt owing from any such company, whether such shares shall be wholly or partly paid up.

3.29	To pay all costs, charges and expenses incurred or sustained in or about the promotion and establishment of the Company or which the Company shall consider to be preliminary thereto and to issue shares as fully or in part paid up, and to pay out of the finds of the Company all brokerage and charges incidental thereto.

3.30	To provide services of any kind including the carrying on of advisory, consultancy, brokerage and agency business of any kind.

3.31	To adopt such means of making known the products of the Company as may seem expedient and in particular by advertising in the press, by circulars, by purchase and exhibition of works of art or interest, by publication of books and periodicals and by granting prizes, rewards and donations.

3.32	To obtain any Act of the Oireachtas or provisional order for enabling the Company to carry any of its objects into effect or for effecting any modification of the Company’s constitution or for any other purpose which may seem expedient and to oppose any proceedings or applications which may seem calculated directly or indirectly to prejudice the Company’s interests.

3.33	To procure the Company to be registered or recognised in any country or place.

3.34	To grant, convey, transfer, rent or otherwise dispose of any property or asset of the Company of whatever nature or tenure for such price, consideration, sum or other return whether equal to or less than the market value thereof and whether by way of gift or otherwise as the directors shall deem fit.

3.35	To do all or any of the above things in any part of the world, and as principals, agents, contractors, trustees or otherwise and by or through trustees, agents or otherwise and either alone or in conjunction with others.

3.36	To distribute in specie or otherwise as may be resolved, any assets of the Company among its members and in particular the shares, debentures or other securities of any other company belonging to this Company or of which this Company may have the power of disposing.

NOTE : It is hereby declared that the word “company” in this clause (except where it refers to the Company) shall be deemed to include any partnership or other body of persons, whether incorporated or not incorporated and whether domiciled in Ireland or elsewhere, and the intention is that the objects specified in each paragraph of this clause, shall, except where otherwise expressed in such paragraph, be construed independently and be in no way limited or restricted by reference to, or inference from, the terms of any other paragraph or deemed merely subsidiary thereto.

4	The liability of the members is limited.

5	The authorised share capital of the Company is US$60,002,501 divided into 60,002,501 shares of US$1.00 each.

ARTICLES OF ASSOCIATION

Interpretation and General

1	(a) The “Optional Provisions” (as that term is defined by section 968 (2) of the Act) (with the exception of sections 43(2), 43(3), 65, 124(2), 126(3), 126(4), 126(5), 144(3)(c), 165(1), 165(2), 178(2), 186(c) and 187(8) of the Act) shall apply to the constitution of the Company save to the extent that they are disapplied, modified or supplemented by this constitution; and (b) References to periods of time in the Optional Provisions shall not be altered by section 3 of the Act and to that extent the Optional Provisions are hereby modified in their application to the Company.

2	Unless otherwise provided in this constitution and in any provision of the Act which applies to this Company:

2.1	(a) a reference to: the “Act” means the Companies Act 2014 and every statutory modification and re-enactment thereof for the time being in force; (b) a “Director” shall include an alternate Director; (c) the “chairman” or “deputy chairman” means the chairman or deputy chairman (as the case may be) of the board of Directors; (d) a “secretary” shall include any joint, assistant or deputy secretary; and (e) a “member” shall include a member’s personal representatives in consequence of his or her death or bankruptcy;

2.2	(a) save as provided for in Regulation 1(b), a word or expression used in this constitution which is not otherwise defined and which is also used in the Act shall have the same meaning here, as it has in the Act; and (b) the singular shall include the plural and vice versa;

2.3	(a) the “executive management team” shall have the meaning given to it in Regulation 57; (b) “Rules of Procedure” means any rules of procedure relating to the Company which are adopted by the board of Directors from time to time; and (c) “Executive Management Instructions” means any rules of procedure for the executive management of the Company (and any related companies) which are adopted by the board of Directors from time to time;

2.4	a reference to a/the “Shareholders’ Agreement” is a reference to any agreement that may be entered into from time to time:

(a)	between the Company and its shareholder(s) (or any of them); and/or

(b)	between the shareholders of the Company (or the shareholders of any holding company of the Company, as the case may be);

in each case relating to the affairs and/or governance of the Company and/or the Group (as that term is defined in Regulation 44);

2.5	any reference to “Shareholder Consent” is a reference to the prior written consent of the holder(s) of a majority of the issued shares in the share capital of the Company.

3	The authorised share capital of the Company is US$60,002,501 divided into 60,002,501 shares of US$1.00 each. The capital may be divided into different classes of shares with any preferential deferred or special rights or privileges attached thereto and from time to time the Company’s regulations may be varied so far as may be necessary to give effect to any such preference restriction or other term.

Allotment, acquisition and transfer of shares

4	The following provisions apply to the allotment (and, in the case of Regulation 4.4, transfer) of shares (and ‘allotment of shares’ shall include issue of shares):

4.1	for the purposes of section 69(1) of the Act, the allotment of shares (including redeemable shares) is authorised generally;

4.2	for the purposes of section 69(3) of the Act, the general authorisation for the allotment of shares in the Company is not subject to any stipulation as to a period during which the allotment may occur;

4.3	for the purposes of section 69(12)(a)(i) of the Act, section 69(6) of the Act shall not apply, generally, to any allotment of shares in the Company; and

4.4	Notwithstanding anything to the contrary contained in this constitution or in the Act or in any agreement or arrangement applicable to any shares in the Company: The Directors shall promptly register any transfer of share(s) issued by the Company and shall not suspend registration thereof where such transfer:

(i)	is to:

(A)	a Secured Party; or

(B)	any nominee of a Secured Party; or

(C)	any transferee of, or purchaser from, such Secured Party or nominee of such Secured Party (whether or not such transferee or purchaser is a third party transferee or purchaser); or

(D)	any combination of the foregoing,

for the purpose of registering such party or parties as legal owner(s) of the relevant shares;

(ii)	is delivered to the Company for the purposes set out at (a) above by or on behalf of a Secured Party, by its nominee(s), by any receiver appointed by it or by any purchaser or transferee from a Secured Party or from any nominee of a Secured Party; and

(iii)	is executed by (as appropriate) a Secured Party, its nominee(s) or any receiver appointed by it pursuant to any power of sale, right of appropriation or other power under, or arising in respect of, the security over those shares created in favour of a Secured Party, where “Secured Party” means any person or entity in whose favour such shares have been secured whether acting for its own benefit, or as agent, security agent, security trustee or otherwise for itself and/or another person or entity.

No transferor or proposed transferor of any such shares, nor any party listed in (i) above, shall be subject to, or obliged to comply with, any rights of pre-emption contained in this constitution or in any other arrangement or agreement applicable to any shares in the Company nor shall such person or entity be otherwise required to offer the shares which are or will be the subject of any transfer contemplated by this Regulation 4.4 to any or all of the shareholders for the time being in the Company or to any other person or entity and no such shareholder, person or entity shall have any rights under this constitution or otherwise to require that such shares be transferred to them for consideration or otherwise.

No resolution may be proposed or passed the effect of which would be to delete or amend this Regulation 4.4 unless, for so long as a Secured Party holds security over shares in the Company, twenty-one days prior written notice is given to that Secured Party, which notice must be sent by pre-paid registered post to its registered office or principal place of business in the State, marked for the attention of the Company Secretary.

4.5	The Company’s first and paramount lien on every share (not being a fully paid share) for all moneys (whether immediately payable or not) called or payable at a fixed time in respect of that share, and the extension of that lien to all dividends payable on such share, shall not apply where any such share has been secured in which case such lien shall rank behind any such security.

5	The Company:

5.1	may give financial assistance for the purpose of an acquisition of its shares or, where the Company is a subsidiary, its holding company, and

5.2	is authorised, for the purposes of section 105(4)(a) of the Act, to acquire its own shares.

6	The Directors (and for the purposes of section 69(4)(a) of the Act, any committee of the Directors so authorised by the Directors and any person so authorised by the Directors or such committee) may without prejudice to section 158(1) of the Act:

6.1	allot, issue, grant options over and otherwise dispose of shares in the Company; and

6.2	exercise the Company’s powers under Regulation 5,

on such terms and subject to such conditions as they think fit, subject only to the provisions of the Act.

7	The Directors’ power to decline to register a transfer of shares shall not cease to be exercisable on the expiry of two months after the date of delivery to the Company of the instrument of transfer of the share.

8	The Directors may determine such procedures as they shall think fit with respect to the transmission of shares in the Company held by a body corporate that are transmitted by operation of law in consequence of a merger or division.

Directors and secretaries

9	The number of Directors, from time to time, shall be not fewer than two and (except with Shareholder Consent) not more than nine.

10	Subject to the provisions of Regulation 9 (and to the provisions of any Shareholders’ Agreement):

10.1	the Company may from time to time by ordinary resolution appoint Directors, whether to replace Directors removed under section 146 of the Act, or as additional Directors;

10.2	without prejudice to Regulation 10.1, any person may be appointed a Director (whether to replace any Director removed under section 146 of the Act or as an additional Director) by notice in writing to the Company: where there is a sole member, by the sole member or where there is more than one member, by any member or members having the right to attend and vote at a general meeting of the Company on a resolution to remove a Director and holding for the time being not less than 90% in nominal value of the shares giving that right;

10.3	without prejudice to Regulations 10.1 or 10.2, the board of Directors may from time to time (and provided Shareholder Consent has been obtained) appoint one or more additional persons as Directors, whether to fill a casual vacancy or as an addition to the existing Directors;

10.4	no person may be appointed as a Director if this would constitute a breach of any provision of any Shareholders’ Agreement and/or any Rules of Procedure in force from time to time; and

10.5	no person validly appointed a Director in accordance with any of the foregoing provisions of this Regulation 10 need retire or submit himself/herself for election or re-election (as the case may be) by the members of the Company at an annual general meeting, whether in his/her first year in office or otherwise, and section 144(3)(c) of the Act shall be dis-applied accordingly.

11	In addition to the circumstances described in sections 146, 148(2) and 196(2) of the Act, the office of Director shall be vacated:

11.1	ipso facto, if that Director:

(a)	resigns his or her office by notice in writing to the Company;

(b)	becomes subject to a declaration of restriction under section 819 of the Act and the Directors, at any time during the currency of the declaration, resolve that his or her office be vacated;

(c)	resigns his office by spoken declaration at any board meeting and such resignation is accepted by resolution of that meeting, in which case such resignation shall take effect at the conclusion of such meeting unless otherwise resolved;

(d)	is adjudicated insolvent or bankrupt or makes any arrangement or compromise with his creditors generally (in any jurisdiction); or

(e)	is removed from office by notice in writing to the Company: where there is a sole member, by the sole member or where there is more than one member, by any member or members having the right to attend and vote at a general meeting of the Company on a resolution to remove a Director and holding for the time being not less than 90% in nominal value of the shares giving that right; or

11.2	by resolution of the board of Directors where that Director:

(a)	can no longer be reasonably regarded as possessing an adequate decision making capacity by reason of his or her health;

(b)	is sentenced to a term of imprisonment (whether or not the term is suspended) following conviction of a criminal offence in any jurisdiction;

(c)	is for more than six months absent, without the permission of the Directors, from meetings of the Directors held during that period; or

(d)	is in full-time employment of the Company or the Company’s holding company or a subsidiary of the Company’s holding company, upon the termination of such employment;

and a Director so removed shall have no right to prior notice or to raise any objection to his or her removal from office but any removal (other than one initiated by the Director) shall be without prejudice to any claim for compensation or damages payable as a result of the removal also terminating any contract of service.

12	Directors may resign at any time. Notice of resignation must be given to the chairman, who shall notify the board of Directors thereof. The resigned Director is considered to have been released from his duties as a board member when the chairman has received his or her notice of resignation.

13	A Director may be removed at any time by the person having elected or appointed him or her.

14	A Director is expressly permitted (for the purposes of section 228(1)(d) of the Act) to use vehicles, telephones, computers, accommodation and any other Company property where such use is approved by the board of Directors or by a person so authorised by the board of Directors or where such use is in accordance with a Director’s terms of employment, letter of appointment or other contract or in the course of the discharge of the Director’s duties or responsibilities or in the course of the discharge of a Director’s employment.

15	Nothing in section 228(1)(e) of the Act shall restrict a Director from entering into any commitment which has been approved by the Board or has been approved pursuant to such authority as may be delegated by the Board in accordance with this constitution. It shall be the duty of each Director to obtain the prior approval of the Board, before entering into any commitment permitted by sections 228(1)(e)(ii) and 228(2) of the Act.

16	Save to the extent set out in this constitution, a Director may vote in respect of any contract, appointment or arrangement in which he or she is interested and shall be counted in the quorum present at the meeting and is hereby released from his or her duty set out in section 228(1)(f) of the Act and a Director may vote on his or her own appointment or arrangement and the terms of it.

17	No member of the board of Directors may participate in the transaction of business concerning any agreement between the Company and that Director, or legal proceedings against that Director, or the transaction of business concerning any agreement between the Company and a third party, or legal proceedings against a third party if the Director has a material interest in such business and such interest could conflict with the interests of the Company.

18	The Directors are required to inform each other on their own initiative of any matter likely to result in disqualification.

19	The board of Directors must approve (i) agreements between the Company and a member of the board of Directors or the executive management team and (ii) agreements between the Company and third parties in which any Director(s) or any member(s) of the executive management team have a material interest.

20	The board of Directors must ensure that all agreements between the shareholders, the executive management team and the board of Directors and their related parties on the one hand and the Company on the other hand are concluded at arm’s length.

21	No Directors are entitled to enter into any transaction being likely to provide certain shareholders or others with an undue advantage over other shareholders or the Company.

22	Directors elected by the employees of the Company, if any, will be disqualified when questions of labour disputes, negotiations on or conclusion of wage agreements with trade unions or the relations between the Company and employers’ associations are dealt with, i.e. such Directors will neither receive written nor oral information from the executive management team or board of Directors with regard to such questions, and such Directors must leave the board meeting when such questions are dealt with or being discussed.

23	Upon his or her appointment and at any time thereafter, a Director must disclose to the Company (represented by the chairman) all executive positions he or she may have in other limited liability companies.

24	Directors and the executive management team must continuously inform the Company of any shareholdings they may have in the Company.

Meetings of Directors

25	The board of Directors will hold a board meeting as soon as possible after each annual general meeting of the Company.

26	The chairman shall preside over meetings of the board. If at any meeting of the board of Directors the chairman is not present, the deputy chairman shall preside in his stead.

27	The chairman and deputy chairman shall each be appointed by the Directors, save where any Shareholders’ Agreement or Rules of Procedure provide otherwise.

28	Subject to Regulation 25, board meetings may be held when the chairman so decides or deems appropriate and the chairman, at the request of a Director or a shareholder, shall convene a meeting of the board of Directors. Additionally, the board of Directors must meet when requested by any member of the executive management team or the Company’s auditor.

29	The chairman must convene such meetings by giving no less than 10 business days’ written notice to each Director. The chairman is entitled to reduce the notice if this is deemed necessary by both the chairman and the deputy chairman.

30	The notice convening the meeting must be in writing, and it may be sent by electronic means. The notice must state the date, time and place of the meeting, and be accompanied by an agenda for the meeting. The agenda shall be prepared by the executive management team jointly with the chairman, but any member of the board of Directors or the executive management team may demand that particular issues be included in the agenda. If a matter is not identified in reasonable detail in the agenda, the board of Directors shall not decide on it unless all of the Directors otherwise agree.

31	Board meetings will be held at the Company’s office or at another place in Ireland as the chairman may decide.

32	If decided by the chairman, meetings of the board of Directors may be held by written procedure and/or electronic means (including teleconference, videoconference, etc) to the extent that this does not prevent the board of Directors from performing its duties. Any member of the board of Directors may, however, demand an oral discussion of a particular issue.

Any meeting of the board of Directors held by electronic means (including teleconference, videoconference, etc) shall be deemed to take place in Ireland provided at least one Director participating in the meeting is physically located in Ireland at the time the meeting commences. Section 161(6)(b) of the Act shall be modified accordingly in its application to the Company.

33	Notice of a proposed Directors’ written resolution must be given in writing to each Director. Once a Directors’ written resolution has been adopted in accordance with the requirements of the Act, it shall be treated as if it had been a decision taken at a meeting of the board of Directors.

34	The following business must be transacted at each board meeting, to the extent applicable:

34.1	Submission and signing of minutes of latest meeting of the board of Directors and discussions on any outstanding issues.

34.2	Submission and signing of auditors’ records.

34.3	Notices from the chairman.

34.4	Information from the CEO concerning the Company’s activities in the period under review and information on other issues being of interest to the board of Directors.

34.5	Information from the CFO concerning (i) a review of any interim financial statements prepared since the latest meeting of the board of Directors with the executive management team’s report on any budget deviations etc. and an estimate for the remainder of the financial year and (ii) information on the Company’s liquidity and forecast, including the group’s key figures in relation to covenants in external financing agreements.

34.6	Business development.

34.7	Decisions regarding (i) investments and/or (ii) material transactions.

34.8	Next meeting.

34.9	Any other business.

35	The board of Directors forms a quorum when at least five Directors are present.

36	The Directors shall make all decisions by means of resolutions of the Directors. Save where a higher threshold is required pursuant to this constitution or pursuant to any Shareholders’ Agreement or Rules of Procedure, a resolution of the Directors is passed if a majority of the Directors present at the meeting of the board of Directors vote in favour of the resolution. In the event of a tied vote, the chairman (or, if at the relevant meeting the chairman is not present, the deputy chairman presiding in his stead) shall have a casting vote.

37	The chairman must ensure that the business transacted and resolutions passed at board meetings are recorded in a minute book. The following information must be recorded in the minute book:

37.1	Date, time and place of meeting.

37.2	Participants.

37.3	The agenda and the resolution passed in respect of each item, including the most important comments relating to the resolution.

38	The minute book must be signed by the chairman (or deputy chairman, in the case of the minutes of any meeting at which the chairman was not present). Each member of the board of Directors is entitled to make a copy of the minute book.

39	Any Director dissenting on a resolution is entitled to have his/her opinion recorded in the minute book.

40	Any Director may from time to time appoint any person to be an alternate Director. One or more persons may stand appointed at a particular time to be an alternate Director as respects a particular Director, although only one alternate in respect of each Director may attend an individual meeting.

41	Where any committee is established by the Directors:

41.1	the meetings and proceedings of such committee shall be governed by the provisions of this constitution regulating the meetings and proceedings of the Directors so far as the same are applicable and are not superseded by any regulations imposed upon such committee by the Directors; and

41.2	the Directors may authorise, or may authorise such committee to authorise, any person who is not a Director to attend all or any meetings of any such committee on such terms as the Directors or the committee think fit, provided that any such person shall not be entitled to vote at meetings of the committee. Sections 160(9) and (12) of the Act shall be modified accordingly in their application to the Company.

42	The acts of the board of Directors or of any committee established by the board of Directors shall be valid notwithstanding any defect which may afterwards be discovered in the appointment or qualification of any Director.

43	The Directors may appoint an assistant company secretary and a deputy company secretary for such term, at such remuneration and upon such conditions as they may think fit; and any such person so appointed may be removed by them.

Duties and responsibilities of the Board of Directors

44	In addition to performing the supervisory management duties and ensuring the proper organisation of the activities of the Company and its subsidiaries (the “Group”, and “Group Company” shall be construed accordingly), the board of Directors must ensure:

44.1	that the affairs, organisation and business procedures of the Group are operated and supervised and are in compliance with any such business plan as may be agreed by the shareholders (the “Business Plan”) in effect from time to time and always with due regard to good corporate governance;

44.2	that the bookkeeping and financial reporting procedures are satisfactory, having regard to the circumstances of the Group;

44.3	that adequate risk management, including currency and hedging positions and internal control procedures have been established;

44.4	that the board of Directors continuously receives necessary information on the Group’s financial position, including on external loans and guarantees;

44.5	that resolutions passed by the board of Directors are carried out and that the business procedures and guidelines for operations defined by the board of Directors are observed;

44.6	that the executive management team are supported and evaluated;

44.7	that the executive management team performs its duties properly ad in accordance with all applicable instructions and Rules of Procedure issued by the board of Directors;

44.8	that the Company’s financial resources are adequate at all times, and that the Company has sufficient liquidity to meet its current and future liabilities as they fall due, including complying with financial covenants. The board of Directors is therefore required to continuously assess the Company’s financial position and ensure that the existing capital resources are adequate; and

45	The board of Directors may issue guidelines and/or Rules of Procedure for the division of responsibilities between the board of Directors and the executive management team, as well as guidelines for the board of Directors’ supervision of the executive management team’s day-to-day management of the Company.

46	The board of Directors supervises the subsidiaries of the Company through the executive management team.

47	The board of Directors must on an ongoing basis review the organisation.

48	The board of Directors must approve the budget and the overall strategy of the Company in accordance with the Business Plan, subject to the fiduciary obligations of the board of Directors.

49	The board of Directors must ensure the existence of the appropriate basis for the auditing function, and will decide whether there is a need for an internal audit.

50	The board of Directors must at all times have access to the Company’s books and records.

51	The board of Directors must ensure that all appropriate fillings are made with the relevant authorities.

52	The board of Directors must procure and obtain such information as is appropriate to the performance of its tasks. At or in advance of any board meeting, each member of the board of Directors will have a right and duty to demand such information and documentation from the executive management team as is necessary for discharging the duties of the board of Directors. In the event that a member of the board of Directors wishes to obtain information and documentation of the aforesaid nature at any other time, including from the Company’s auditor, any such request must be directed to the chairman.

53

53.1	Subject to Regulation 53.2, no Director (including any alternate Director) is entitled to make unauthorised disclosure of any information about the Company gained while performing his/her duties. The board of Directors are required to store any material about the Company in a manner preventing un-authorised persons from gaining access to it. The duty of confidentiality remains applicable after a member of the board of Directors has resigned. At his resignation, a member of the board of Directors must return or destroy any material about the Company handed out to him. The estate of a member of the board of Directors is required to surrender all material.

53.2	Nothing in Regulation 53.1 shall prevent a Director (including any alternate Director) from disclosing information received by him in his capacity as a Director and which relates to the business of the Group to any direct or indirect shareholder of the Company (and no such disclosure shall constitute a breach by such Director of any duty or obligation which he may owe to the Company whether pursuant to Regulation 53.1 or otherwise), provided that such Director honestly believes (acting reasonably) that such direct or indirect shareholder of the Company (i) has a legitimate interest in receiving such information and (ii) will treat such information confidentially.

53.3	Upon the cessation or termination of the appointment of any Director (howsoever arising), that Director shall forthwith return to or deliver to the Company all documents, accounts, papers, financial statements, customer lists and other property of the Group of whatsoever nature or description which may be in that Director’s possession or control (including any copies thereof) and shall not retain any copies, save to the extent required for regulatory and compliance purposes. Any copies so retained shall be kept secured and, unless required by law or by any regulatory or tax authority, shall remain confidential.

54	The board of Directors is under an obligation to ensure that all subsidiaries are run by the guidelines set out by the board of Directors. The executive management team is under an obligation to ensure that any Rules of Procedure are followed by the subsidiaries.

55	The subsidiaries must receive the information on group matters required by applicable law.

56	The board of Directors shall ensure that the Company’s register of shareholders is kept in accordance any applicable law.

Executive management team

57	The executive management team consists of the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”), the Chief Commercial Officer, the Chief Operating Officer, the Chief Funding Officer and the Chief Contracts Officer.

58	The terms of the employment of the executive management team will be determined by the board of Directors. The board of Directors must approve the division of tasks and responsibilities between the individual members of the executive management team and subsequent proposals for changes. The executive management team shall receive copies of (i) this constitution, (ii) any Rules of Procedure adopted by the board of Directors for itself and (iii) any Rules of Procedure adopted by the board of Directors for the executive management team.

59	Without prejudice to the right and powers of the board of Directors under this constitution or under applicable law, the executive management team is in charge of the day-to-day management, and it must follow the guidelines issued by the board of Directors and the Executive Management Instructions.

60	Power of procuration can only be issued by the board of Directors. Without prejudice to their rights to do so under the Act, the board of Directors may by power of attorney appoint any company, firm or person, or any fluctuating body of persons, whether nominated directly or indirectly by the board of Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions and for such period and subject to such conditions as the board of Directors may think fit and any such power of attorney may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in him.

61	As set out in respect of the board at Regulation 53, the executive management team are not entitled to make any unauthorised disclosure of any information gained while attending the meetings of the board of Directors and participating in its work. The board of Directors must therefore ensure that the executive management team are notified of the duty of confidentiality before such members participate in a meeting of the board of Directors.

Dividends

62	Section 124(3) of the Act shall apply to the Company with the substitution of the following for paragraph (a): “pay to the members such dividends (whether as either interim dividends or final dividends) as appear to the Directors to be justified by the profits of the Company, subject to section 117;”.

63	Unless otherwise specified by the Directors at the time of declaring a dividend, the dividend shall be a final dividend.

64	Where the Directors specify that a dividend is an interim dividend at the time it is declared, such interim dividend shall not constitute a debt recoverable against the Company and the declaration may be revoked by the Directors at any time prior to its payment provided that the holders of the same class of share are treated equally on any revocation.

65	Section 125(1) of the Act shall apply to the Company with the substitution of the words “A general meeting of the Company” with the words: “The Directors when”.

Bonus

66	The Directors may resolve to capitalise any part of a relevant sum (within the meaning of section 126(2) of the Act) by applying such sum in paying up in full unissued shares of a nominal value or nominal value and premium, equal to the sum capitalised, to be allotted and issued as fully paid bonus shares, to those members of the Company who would have been entitled to that sum if it were distributed by way of dividend (and in the same proportions).

67	Section 126(6) of the Act shall apply to the Company with the substitution of the words “For that purpose the Directors shall make” with the words: “The Directors may in giving effect to any resolution under Regulation 66 make:”

General meetings

68	The board of Directors shall convene and organise the Company’s general meetings and shall ensure that such meetings are held in accordance with the provisions of this constitution and applicable law.

69	All business shall be deemed to be special business that is transacted at an extraordinary general meeting. All business that is transacted at an annual general meeting shall be special business, other than the business described in section 186 of the Act. For the avoidance of doubt, any election or re-election of Directors shall be ordinary business.

Proxies

70	Section 183(6) of the Act shall apply to the Company with the substitution of the following for paragraph (a): “the time appointed for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or”.

The Common Seal and Official Seal

71	The Company’s seal shall be used only by the authority of the Directors, a committee authorised by the Directors to exercise such authority or by any one or more persons severally or jointly so authorised by the Directors or such a committee, and the use of the seal shall be deemed to be authorised for these purposes where the matter or transaction pursuant to which the seal is to be used has been so authorised.

72	Any instrument to which a Company’s seal shall be affixed shall be signed by a Director, or the secretary, or by any other person so authorised by the Directors or by a committee or a person with the authority described in Regulation 71 and, for the avoidance of doubt, such instrument shall not be required to be countersigned.

73	The Company may have an official seal for use abroad.

Annual reports and audit

74	The board of Directors and the executive management team must ensure that the Company’s annual reports are prepared in accordance with applicable legislation in force from time to time.

75	The executive management team shall prepare draft annual accounts and draft annual financial statements, for submission to the board of Directors.

76	The board of Directors must ensure that the Company’s annual financial statements can be audited by the Company’s auditors and approved in time for the reports to be duly provided to all relevant authorities.

77	The board of Directors and the executive management team must provide the Company’s auditors with any information and assistance deemed necessary by them to perform their work. Moreover, the Company’s auditors must be permitted to make the examinations deemed necessary by them to perform their audit.

78	When the annual financial statements have been approved by the board of Directors, each member of the board of Directors is required to sign them, even if a member of the board of Directors disagrees with the financial statements or part thereof, or he objects to the adoption of the financial statements with the approved contents, such Director is not entitled to refuse to sign the report. However, such Director may add to his or her signature his or her objections and specify the motivation in an adequate manner. The duty to sign the annual financial statements applies to all persons being Directors at the date on which those financial statements are approved by the board of Directors, even if the Director in question only joined the board of Directors after the end of the financial year.

79	The statutory auditors of the Company may attend board meetings when drafts of or the final annual accounts are on the agenda.

80	When approving the annual financial statements of the Company, the board of Directors may also make recommendations to the shareholders on the appropriation of any profit or the covering of any loss.

Notices and publications

81	Corporate statements on behalf of the Company to the press and other media are only to be made by the chairman or as delegated to the CEO. Communication with the public in extraordinary matters is handled by the board of Directors through the chairman.

82	The provisions of section 180(2) and (3) and section 181(3) of the Act shall apply to all notices required or permitted to be given under the Act or this constitution to any member and not just notices of general meetings.

83	For the purposes of section 338(5) of the Act, the Company’s members agree that the documents referred to in section 338(2) of the Act may be treated as having been sent to the members where the member can access the documents through a website and that notice of the matters set out in section 338(5)(c) of the Act may be sent to the member in accordance with section 218 of the Act.

84	For the purposes of section 218(3)(d) of the Act, the use of electronic means to serve or give notice is permitted and each of the members of the Company hereby consents to the use of electronic means in the form of email to serve or give notices in relation to them and further agrees to provide the Company with an email address to which notices may be served or given.

85	The provisions contained in section 218(5) of the Act shall apply to the Company.

86	In addition to the means of service of documents set out in section 51 of the Act, a notice or other document may be served on the Company by an officer or member of the Company by email provided, however, that the Directors have designated an email address for that purpose and notified that email address to its members and officers for the express purpose of serving notices on the Company.

Indemnification

87	Subject to the provisions of and so far as may be permitted by section 235(3) of the Act every Director, secretary and other officer of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgment is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the Court.

I, the person whose name, address and description are subscribed, wish to be formed into a Company in pursuance of this constitution, and I agree to take the number of shares in the capital of the Company set opposite my name.

Name, address and description of subscriber	Number of shares taken by subscriber

NAC Luxembourg II S.A.	1

23, Rue Aldringen,
L-1118
Luxembourg

A public limited liability company
incorporated under the laws of the
Grand Duchy of Luxembourg.

Dated the 20th day of August 2015

Witness to the above signature:
Sylvain Adelaide
20 Rue de la Poste
L-2346
Luxembourg
Legal Trust Officer